Exhibit 99.1

SIFCO Industries, Inc. announces the sale of its Applied Surface Concepts business segment

Cleveland, Ohio, December 12, 2012: SIFCO Industries, Inc. (NYSE MKT: SIF) (“SIFCO”) announces the divestiture of its Applied Surface Concepts (“ASC”) business segment to Norman Hay plc located in the United Kingdom. The ASC business includes its U.S. operations, headquartered in Cleveland, Ohio, and three European operations located in France, Sweden and the United Kingdom. The ASC business develops, manufactures and sells selective plating products and provides contract services for low volume repair, refurbishment and OEM applications. The transaction, which includes all of the ASC operations, closed on December 10, 2012. This divestiture furthers our strategy of strengthening our portfolio of companies that serve the aerospace and energy markets.

SIFCO Chief Executive Officer, Michael S. Lipscomb, said: “I am pleased to announce the sale of the ASC business to Norman Hay plc. Norman Hay is principally involved in the surface engineering and finishing business, which should provide a good strategic fit and an excellent long-term home for the ASC business and its employees. SIFCO will continue to pursue strategic opportunities to reinvest the proceeds of this divesture into its core forging business. I would also like to take the opportunity to thank the ASC associates for their dedicated service to the SIFCO family and wish them well as they join the Norman Hay Group.”

About SIFCO Industries, Inc.—SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services now include forging, heat-treating, coating, welding, and machining. The products include forged components (both conventional and precision), machined forged parts and other machined metal components, and remanufactured component parts for aerospace turbine engines. The Company’s operations are now conducted in two business segments: (1) Forged Component Group and (2) Turbine Component Services and Repair Group.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.